GREENSPRING FUND, INC.
THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of February 1, 2011, to the Custody Agreement, dated as of June 28, 2005, as amended May 1, 2009 and May 1, 2010 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of the Agreement; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Articles 13.1 and 13.2 shall be superseded and replaced with the following:

13.1 Effective Period.  This Agreement will continue in effect until June 30, 2012.

13.2 Termination.  Subsequent to June 30, 2012, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Exhibit C, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.                                                                                     U.S. BANK NATIONAL ASSOCIATION

By:/s/ Michael Fusting                                                                By: /s/ Michael R. McVoy

Name: Michael Fusting                                                                                                Name: Michael R. McVoy

Title: Sr. Vice President                                                                                                Title: Vice President

Amended Exhibit C to the Greenspring Fund, Inc. Custody Agreement

DOMESTIC CUSTODY SERVICES FEE SCHEDULE at May 1, 2011

Annual Fee Based Upon Market Value Per Complex*
_____ basis point on the first $_____
_____ basis point on the balance
Minimum annual fee per fund - $_____

Portfolio Transaction Fees
$_____ per disbursement (waived if U.S. Bancorp is Administrator)
$_____ per U.S. Bank repurchase agreement transaction
$_____ per book entry security (depository or Federal Reserve System) and non-U.S. Bank repurchase agreement
$_____ per portfolio transaction process through our New York custodian definitive security (physical)
$_____ per principal paydown
$_____ per option/future contract written, exercised or expired
$_____ per Cedel/Euroclear transaction
$_____ per mutual fund trade
$_____ per Fed Wire
$_____ per margin variation Fed wire
$_____ per short sale

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus 2 (per letter signed 10/11/06)

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

*Subject to CPI increase, Milwaukee MSA.